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                                                                     dwango
                                                                        wireless

                DWANGO WIRELESS ANNOUNCES SECOND QUARTER RESULTS;
                     NAMES INTERIM CHIEF EXECUTIVE OFFICER

      Conference Call and Webcast Scheduled for Today at 1:30 Pacific Time

SEATTLE, Wash. -- August 15, 2005 -- Dwango(R) Wireless, (OTCBB:DWGN), a leading developer and publisher of mobile entertainment content for top lifestyle brands, today reported financial results for the second quarter ended June 30, 2005.

Additionally, Dwango announced that the Board of Directors has named Alexander
U. Conrad, currently President, Chief Operating Officer, Secretary and a Director of Dwango, to the additional position of interim Chief Executive Officer. Mr. Conrad succeeds Rick J. Hennessey, who resigned as the Chief Executive Officer and a member of the Board of Directors, effective today.

Mr. Conrad, 35, has been an executive of Dwango since May 2003, and was named President, Chief Operating Officer, Secretary and a Director of the Company in March 2004. He served as Vice President of Business Development for Over-the-Air Wireless, Inc. until its acquisition by Dwango in February 2004. Prior to joining Over-the-Air Wireless, Mr. Conrad was a senior product management executive of eFunds Corporation and DocuTouch Corporation.

Second Quarter Results

Dwango reported total revenues of $885,000 for the second quarter ended June 30, 2005, a decrease of 17% from $1,060,000 in the first quarter of this year.
Cost of revenues increased 55% to $880,000 in the second quarter, from $567,000 in the first quarter. As a result, gross margin was $5,000 for the second quarter, compared with $493,000 in the first quarter. The Company's net loss attributable to common stockholders for the second quarter of 2005 was $5.56 million, or $0.64 per fully diluted share, compared to a net loss of $4.85 million, or $0.58 per fully diluted share, for the first quarter of this year. Because Dwango launched its first significant commercialized mobile content products late in the second quarter of 2004, and therefore experienced minimal revenues during that period, sequential comparisons to the first quarter of 2005 are more meaningful than year-over-year comparisons.

The decrease in total revenues for the second quarter of 2005 was due primarily to a decrease in revenues from Rolling Stone downloads as compared with the first quarter of 2005. Additionally, cost of revenues increased due primarily to a non-recurring charge relating to a contract with a major carrier for premium deck placement and the straight-line amortization of contract minimums for Rolling Stone and Beliefnet.

At June 30, 2005, cash and short-term investments totaled $9,100,000, compared to $82,000 at December 31, 2004, reflecting the approximately $15,000,000 in gross proceeds received in connection with the February 2005 financing.

Operational Highlights

Dwango launched two new products, Napster Ringtones for the U.S. and Canadian market and Beliefnet for the U.S. market, toward the close of the second quarter of 2005. The Company also made progress on its Playboy product, which it expects to launch during the second half of 2005.

Company Comment

Victor A. Cohn, Chairman of the Board of Directors, stated, "We are not satisfied with the results for the 2005 second quarter and are committed to improving Dwango's financial performance. We believe that the Company's high-profile brands, compelling content and broad distribution provide a base upon which to build a successful business going forward. Alex Conrad has played a key role in the development of the Company, and we are confident in his ability to focus the Dwango team on the execution of our business objectives."

Alex Conrad added, "Our top priority near-term is to enhance revenue generation from our established products while preparing for the launch of our Playboy brand. To accomplish this goal, we will focus on expanding our distribution by introducing `short codes' that allow consumers to purchase content directly from Dwango. At the same time, we will employ additional creative marketing and promotional strategies to drive usage. Going forward, we will look to maximize the value of our existing brand and carrier relationships, selectively pursue new high-value initiatives, and manage expenses in a disciplined manner. "

Conference Call and Webcast Scheduled for Today at 1:30pm PT

Dwango Wireless will hold a conference call today at 1:30 pm PT (4:30 ET) on the results of second quarter and six months ended June 30, 2005.

The event will be webcast live on the company's website, www.dwango.com, and will be archived at that site for one year following the live event. A transcript will be made available on the site at http://www.dwango.com/inside_dwango/news_events.php.

A replay of the event will be available via phone shortly following its conclusion and will remain available until Monday, August 22, 2005 at midnight EDT. Dial (800) 642-1687 or (706) 645-9291 and enter the passcode 8257189.

To participate in the call, dial 800-399-7907 five to ten minutes prior to the event (to allow time for participant registration). International callers should dial 706-679-0614. No passcode is necessary.

About Dwango(R) Wireless

Dwango(R) Wireless (OTCBB: DWGN) offers a comprehensive approach for bringing lifestyle and affiliate brands to the wireless arena through customized entertainment content, ringtones, games and applications for mobile phones. A key player in the wireless industry, Dwango Wireless provides unique content for some of today's hottest lifestyle brands, including Napster, Playboy and Rolling Stone. Dwango North America corporate information can be found at www.dwango.com. Dwango(R) is a trademark of Dwango Co. Ltd., and used by Dwango Wireless pursuant to an exclusive license.

Certain of the statements made in this press release are forward-looking statements. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. For example, the statements regarding the potential success of the relationship between Napster, Rolling Stone, ESPN, Beliefnet, Playboy and Dwango Wireless, the expected launch of the Playboy products, the plans, strategies and objectives of management and the organizational structure, are forward-looking and actual results may differ materially from those statements due to various risks and uncertainties. More information about the risks and uncertainties faced by Dwango Wireless is contained in Dwango Wireless' filings with the Securities and Exchange Commission, including under the section entitled "Risk Factors" in Dwango's Registration Statement on Form SB-2, as filed on June 1, 2005.

Dwango Wireless disclaims any intention or obligation to update or revise any information in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:            Dwango Contact:
Edward Nebb                            Jared Nieuwenhuis
President                              Director, Marketing Communications
Comm-Counsellors, LLC                  Dwango Wireless
203.972.8350                           206.832.0508
                                       jared.nieuwenhuis@dwango.com

                            [Financial Tables Follow]

                   Dwango North America Corp. and Subsidiaries
                      Consolidated Statement of Operations
                      (In Thousands, except per share data)
                                   (Unaudited)

                                                Three Months Ended      Six Months Ended
                                                     June 30,              June 30,
                                              --------------------    --------------------
                                                2005        2004        2005        2004
                                              --------    --------    --------    --------
Revenue                                       $    885    $    177    $  1,945    $    237
Cost of revenues                                   880          87       1,447          87
                                              --------    --------    --------    --------
      Gross profit                                   5          90         498         150

Expenses:

      Sales and marketing                          573         275       1,114         291
      Research and development                     590       2,828         969
      General and administrative                 1,367         718       2,582       1,571
                                              --------    --------    --------    --------

Operating loss                                  (3,413)     (1,493)     (6,026)     (2,681)

Other expenses:

      Interest expense, including
         amortization of debt issuance cost
         and interest on convertible notes,
         net of interest income                    723         549       1,578         968
                                              --------    --------    --------    --------

Net loss                                        (4,136)     (2,042)     (7,604)     (3,649)

Accretion and deemed dividends on
      redeemable preferred stock                (1,421)         (6)     (2,807)         (6)
                                              --------    --------    --------    --------

Net loss attributable to
      common stockholders                     $ (5,557)   $ (2,048)   $(10,411)   $ (3,655)
                                              ========    ========    ========    ========

Common share data:

      Basic and diluted loss per share        $  (0.64)   $  (0.29)   $  (1.21)   $  (0.54)
                                              ========    ========    ========    ========

      Weighted average number of
         basic and diluted common
         shares outstanding
                                                 8,738       6,981       8,587       6,745
                                              ========    ========    ========    ========

                   Dwango North America Corp. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                          (In Thousands Except Shares)

                                                   June 30,     December 31,
                                                     2005          2004
                                                  (Unaudited)
                                                    -------       -------

ASSETS

Current assets:

        Cash                                        $ 2,156       $    82
        Short-term investments                        6,948            --
        Accounts receivable                             700           803
        Prepaid royalties                               973           793
        Prepaid expenses                                329           286
        Other current assets                             59            83
                                                    -------       -------

                    Total current assets             11,165         2,047

Fixed assets, net                                       526           251
Leasehold improvements, net                              49
                                                                  -------

Deferred financing costs                                565           765
Intangibles, net                                         26            49
Restricted cash                                         125            --
Prepaid license                                         186           288
                                                    -------       -------
                                                    $12,642       $ 3,400
                                                    =======       =======

                                   (continued)

                   Dwango North America Corp. and Subsidiaries
                 Condensed Consolidated Balance Sheet, continued
                          (In Thousands Except Shares)

                                                                                        June 30,     December 31,
                                                                                         2005           2004
                                                                                      (unaudited)
                                                                                         --------      --------
LIABILITIES AND CAPITAL DEFICIT

Current liabilities:

      Accounts payable and accrued expenses                                              $  1,643      $  1,335
      Current portion of lease obligation                                                      43            45
                                                                                         --------      --------

                 Total current liabilities

                                                                                            1,686         1,380

Long-term liabilities:

      Senior convertible notes payable, net of debt
          discount of $3,053 as of June 30, 2005
          and of $4,070 as of December 31, 2004                                             2,599         1,845

      Accrued interest - senior convertible notes                                             492           264
      Long term portion of lease obligation                                                    58            79
                                                                                         --------      --------

                 Total liabilities                                                          4,835         3,568
                                                                                         --------      --------

      Preferred stock $.001 par value, authorized 10,000,000 shares

      Redeemable Series A Convertible Preferred stock,
          $.001 par value; issued and outstanding 1,250 shares;
          including $146 of accrued dividends and net of debt
          discount and deferred financing of $968 as of
          June 30, 2005 and $71 of accrued dividends and net
          of debt discount and deferred financing of $1,122
          as of December 31, 2004                                                             428           199

      Redeemable Series B Convertible Preferred stock,
          $.001 par value; issued and outstanding 3,000 shares;
          including $304 of accrued dividends and net of debt
          discount and deferred financing of $1,921as of
          June 30, 2005 and $124 of accrued dividends and net
          of debt discount and deferred financing of $2,158
          as of December 31, 2004                                                           1,383           966

      Redeemable Series D Convertible Preferred stock,
          $.001 par value; issued and outstanding 15,703 shares;
          including $458 of accrued dividends and net of debt
          discount and deferred financing of $6,992                                         9,169            --

Stockholders' equity/(deficit):
      Common stock, $.001 par value; 100,000,000 shares
          authorized; shares issued and outstanding:  8,770,000 at
          June 30, 2005 and 8,251,000 at December 31, 2004                                      9             8

      Additional paid-in capital                                                           20,232        14,469
      Accumulated deficit                                                                 (23,414)      (15,810)
                                                                                         --------      --------

                 Total capital deficit                                                     (3,173)       (1,333)
                                                                                         --------      --------

                                                                                     $    12, 642      $  3,400
                                                                                         ========      ========

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